UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 29, 2017

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

New Credit Agreement

On November 29, 2017 (the “Closing Date”), Weight Watchers International, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent and an issuing bank, Bank of America, N.A., as an issuing bank, and Citibank, N.A., as an issuing bank. The Credit Agreement provides for senior secured financing of $1,690.0 million in the aggregate, consisting of (1) $1,540.0 million in aggregate principal amount of senior secured tranche B term loans maturing in seven years (the “New Term Loan Facility”) and (2) a $150.0 million senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) maturing in five years (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”).

All obligations under the Credit Agreement are guaranteed by, subject to certain exceptions, each of the Company’s current and future wholly-owned material domestic restricted subsidiaries. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•	a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), subject to certain exceptions; and

•	a security interest in substantially all other tangible and intangible assets of the Company and each guarantor, subject to certain exceptions.

The New Credit Facilities will require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50%, 25% and 0% if the Company attains certain first lien secured net leverage ratios) of the Company’s annual excess cash flow;

•	100% of the net cash proceeds of certain non-ordinary course asset sales by the Company and its restricted subsidiaries (including casualty and condemnation events, subject to de minimis thresholds), and subject to the right to reinvest 100% of such proceeds, subject to certain qualifications; and

•	100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than certain debt permitted under the Credit Agreement.

The foregoing mandatory prepayments will be used to reduce the installments of principal on the New Term Loan Facility. The Company may voluntarily repay outstanding loans under the New Credit Facilities at any time without premium or penalty, except (1) for customary “breakage” costs with respect to LIBOR loans under the New Credit Facilities and (2) during the twelve months following the Closing Date, with respect to certain voluntary prepayments or refinancings of the New Term Loan Facility that reduce the effective yield of the New Term Loan Facility, which will be subject to a 1.00% prepayment premium.

Borrowings under the New Term Loan Facility will bear interest at a rate per annum equal to, at the Company’s option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the higher of (i) the Federal Funds Effective Rate and (ii) the Overnight Bank Funding Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of JPMorgan Chase and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.75% or (2) an applicable margin plus a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided that LIBOR is not lower than a floor of 0.75%. Borrowings under the New Revolving Credit Facility will bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the higher of (i) the Federal Funds Effective Rate and (ii) the Overnight Bank Funding Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of JPMorgan Chase and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (2) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. As of the date hereof, the applicable margins for the LIBOR rate borrowings under the New Term Loan Facility and the New Revolving Credit Facility were 4.75% and 2.75%, respectively.

The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt, amendments of material agreements governing subordinated indebtedness, changes to lines of business and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default.

The availability of certain baskets and the ability to enter into certain transactions will also be subject to compliance with certain financial ratios. In addition, the New Revolving Credit Facility will include a maintenance covenant that will require, in certain circumstances, compliance with certain first lien secured net leverage ratios.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

The Notes and the Indenture

On the Closing Date, the Company closed its previously announced offering (the “Offering”) of $300.0 million in aggregate principal amount of its 8.625% Senior Notes due 2025 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended.

The Notes were issued pursuant to an Indenture, dated the Closing Date (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee. The Indenture contains customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions.

The Notes accrue interest at a rate per annum equal to 8.625% and will mature on December 1, 2025. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2018. On or after December 1, 2020, the Company may on any one or more occasions redeem some or all of the Notes at a purchase price equal to 104.313% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, such optional redemption price decreasing to 102.156% on or after December 1, 2021 and to 100.000% on or after December 1, 2022. Prior to December 1, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes with an amount not to exceed the net proceeds of certain equity offerings at 108.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to December 1, 2020, the Company may redeem some or all of the Notes at a make-whole price plus accrued and unpaid interest, if any, to, but not including, the redemption date. If a change of control occurs, the Company must offer to purchase for cash the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date. Following the sale of certain assets and subject to certain conditions, the Company must offer to purchase for cash the Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date. The Notes are guaranteed on a senior unsecured basis by the Company’s subsidiaries that guarantee the New Credit Facilities.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the closing of the Credit Agreement and the Notes, the Company repaid in full approximately $1.93 billion of borrowings under the Credit Agreement, dated as of April 2, 2013, by and among the Company, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and an issuing bank, and The Bank of Nova Scotia, as the revolving agent, a swingline lender and an issuing bank (as amended from time to time, the “Old Credit Agreement”). The term loan and revolving credit facilities and related agreements and documents under the Old Credit Agreement were terminated upon the effectiveness of the Credit Agreement and the Notes. For more information about the Old Credit Agreement, see the information under the heading “Liquidity and Capital Resources—Long-Term Debt” under “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which information is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of November 29, 2017, among Weight Watchers International, Inc., the guarantors party thereto and The Bank of New York Mellon, as trustee, relating to the Notes.

4.2	Form of Note (included in Exhibit 4.1).

10.1	Credit Agreement, dated as of November 29, 2017, among Weight Watchers International, Inc., as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, Bank of America, N.A., as an issuing bank, and Citibank, N.A., as an issuing bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: November 30, 2017	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer